250 Glen Street Glens Falls, NY
Contact: Timothy C. Badger Tel: (518)745-1000 Fax: (518)745-1976

TO: All Media
DATE: Wednesday, April 18, 2012

Arrow Reports Solid First Quarter Operating Results and Strong Asset Quality Ratios

Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three-month period ended March 31, 2012.  Net income for the first quarter of 2012 was $5.3 million, representing diluted earnings per share (EPS) of $0.45, essentially unchanged from net income of $5.3 million and diluted EPS of $.45 for the first quarter of 2011.  The cash dividend paid to shareholders in the first quarter of 2012 was $.25 per share, or 3% higher than the cash dividend paid in the first quarter of 2011. All per share amounts have been adjusted to reflect the effect of the 3% stock dividend distributed on September 29, 2011.

Thomas L. Hoy, Chairman, President and CEO stated, “We are pleased to report solid earnings for the first quarter while continuing to maintain both strong asset quality and capital adequacy ratios. Our 2012 earnings results featured an increase in our noninterest income for the first quarter, reflecting primarily growth in insurance commissions and an increase in fee income from fiduciary activities. The Company again experienced modest growth in several key balance sheet categories, resulting in record levels in period-end amounts for both total assets and deposits, as well as assets under trust administration and investment management. Furthermore, our key asset quality measurements continue to be excellent. We are pleased with these results during this extended period of a challenging low interest rate environment."

Insurance commission income rose from $1.5 million in the first quarter of 2011 to nearly $1.9 million in the comparable 2012 quarter, as a result of our acquisitions of two strategically located insurance agencies in 2011.  On February 1, 2011, we acquired Upstate Agency and on August 1, 2011, we acquired the McPhillips Insurance Agencies, all of which were longstanding property and casualty insurance agencies with offices located in our service area.

Assets under trust administration and investment management at March 31, 2012 rose to a record level of $1.038 billion, an increase of $26.6 million, or 2.63%, from the prior year balance of $1.012 billion.  Over sixty percent of these assets are equity investments and the growth in balances was generally attributable to a recovery within the equity markets during the first quarter of 2012. As a result of the growth in this asset base, income from fiduciary activities rose in the first quarter of 2012 by $76 thousand, or 4.9%, above the income from the 2011 comparable first quarter.

The Company's key profitability ratios continue to be strong. Annualized return on average assets (ROA) for the 2012 first quarter was 1.09%, down slightly from our ROA of 1.11% for the comparable 2011 period. Annualized return on average equity (ROE) for the 2012 quarter was 12.67%. Although this was down slightly from a ROE of 13.77% for the comparable 2011 period, the decrease was largely the result of the higher capital ratios maintained during the 2012 three-month period.

Asset quality remained strong at March 31, 2012 as measured by our low level of nonperforming assets and very low level of charge-offs. Nonperforming assets of $6.7 million represented only 0.33% of period-end assets, far below industry averages although up from our 0.24% of assets ratio as of March 31, 2011. Nonperforming assets included $511 thousand in loans that have been recently restructured and are in compliance with modified terms. Net loan losses for the first quarter of 2012, expressed as an annualized percentage of average loans outstanding, were 0.08%, up slightly from 0.06% of average loans for the 2011 comparable period.  These asset quality ratios continue to significantly outperform recently reported industry averages.

Overall loan delinquency rates remain very low and unlike many of our peers, we have not and do not expect to incur significant losses in our residential real estate portfolio within the near-term, even though some borrowers may be experiencing stress due to the current economic environment. Our allowance for loan losses amounted to $15.1 million at March 31, 2012, which represented 1.32% of loans outstanding, an increase of 2 basis points from our ratio one year earlier.

Total assets at March 31, 2012 reached a record high of $2.020 billion, an increase of $42.0 million, or 2.12%, from the $1.978 billion balance at March 31, 2011. Our loan portfolio was $1.138 billion, up $1.8 million, or 0.2%, from the March 31, 2011 level, and $6.1 million, or 0.5%, above the level at December 31, 2011. During the first quarter of 2012, we originated over $20.1 million of residential real estate loans. However, for interest rate risk management purposes we continued during the quarter to follow the practice we adopted in recent years of selling into the secondary market most of the residential real estate loans we originated, primarily to a government sponsored entity, the Federal Home Loan Mortgage Corporation. Therefore, the outstanding balance for our residential real estate loan portfolio at quarter-end 2012 was actually lower than our balance at March 31, 2011. We continue, however, to retain servicing rights on the mortgages that we sell into the secondary market, generating servicing fee income on these loans. We experienced an increase in the volume of new automobile loans in the first three months of 2012, reflecting an improvement in region-wide automobile sales.  We also experienced modest growth in our commercial loan portfolio, which, combined with the increase in automobile loans, more than offset the decrease in our residential real estate loan portfolio.

Similar to many institutions within the banking industry, the Company's net interest income and net interest margin declined as a result of operating in this historically low interest rate environment. On a tax-equivalent ("TE") basis, our net interest income in the first quarter of 2012, as compared to the first quarter of 2011, decreased 207 thousand, or 1.3%. Our TE net interest margin fell from 3.39% in the first quarter of 2011, to 3.33% for the first quarter of 2012, but increased over the fourth quarter level of 3.25%. Both our yield on earning assets and the cost of our interest-bearing liabilities decreased significantly from the first quarter of 2011 to the first quarter of 2012.  Our cost of interest-bearing deposits and other borrowings in the first quarter 2012 fell by 48 basis points, to an average cost of 0.92% compared to 1.40% in the first quarter of 2011, while our yield on earning assets in the first quarter of 2012 decreased by 46 basis points from 4.56% in the first quarter of 2011 to 4.10%.

Total shareholders’ equity reached $168.5 million at period-end, an increase of $9.3 million, or 5.8%, above the March 31, 2011 balance. Arrow's capital ratios, which were strong to begin 2011, strengthened further during 2011 and through March 31, 2012. At quarter-end the Tier 1 leverage ratio at the holding company level was 9.10% and total risk-based capital ratio was 16.10%, up from 8.66% and 15.63% respectively at March 31, 2011. The capital ratios of the Company and it's subsidiary banks continue to significantly exceed the “well capitalized” regulatory standard, which is the highest category.

Many of our key operating ratios have consistently compared very favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 to $3.0 billion in total assets as identified in the Federal Reserve Bank’s “Bank Holding Company Performance Report” (FRB Report). The most current peer data available in the FRB Report is for the twelve-month period ended December 31, 2011 in which our return on average equity (ROE) was 13.45%, as compared to 6.16% for our peer group.  Our ratio of loans 90 days past due and accruing plus nonaccrual loans to total loans was 0.55% as of December 31, 2011 compared to 2.94% for our peer group, while our annualized net loan losses of 0.05% for 2011 were well below the peer result of 0.93%.  Our operating results and asset quality ratios have withstood the economic stress of recent years better than most banks in our national peer group.

Mr. Hoy further added, "We continue to believe that our conservative business model which emphasizes a strong capital position, high loan quality, knowledge of our market and responsiveness to our customers has positioned us well for the future. Nonetheless, we, like all banks, face challenges, particularly the threat to earnings posed by the Federal Reserve's determination to maintain interest rates at historically low levels for an extended period of time."

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York.  The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., three property and casualty insurance agencies: Loomis & LaPann, Inc., Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC, and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future.  These statements may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication.  The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended
	March 31,
	2012	2011
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$13,958	$15,015
Interest on Deposits at Banks	21	22
Interest and Dividends on Investment Securities:
Fully Taxable	2,638	3,350
Exempt from Federal Taxes	1,321	1,504
Total Interest and Dividend Income	17,938	19,891
INTEREST EXPENSE
NOW Accounts	1,059	1,331
Savings Deposits	357	503
Time Deposits of $100,000 or More	608	667
Other Time Deposits	1,146	1,352
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	6	24
Federal Home Loan Bank Advances	197	1,316
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	159	144
Total Interest Expense	3,532	5,337
NET INTEREST INCOME	14,406	14,554
Provision for Loan Losses	280	220
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,126	14,334
NONINTEREST INCOME
Income From Fiduciary Activities	1,622	1,546
Fees for Other Services to Customers	1,960	1,915
Insurance Commissions	1,889	1,466
Net Gain on Securities Transactions	502	542
Net Gain on Sales of Loans	357	51
Other Operating Income	229	100
Total Noninterest Income	6,559	5,620
NONINTEREST EXPENSE
Salaries and Employee Benefits	7,903	7,202
Occupancy Expenses, Net	2,024	1,918
FDIC Assessments	255	513
Other Operating Expense	2,964	2,686
Total Noninterest Expense	13,146	12,319
INCOME BEFORE PROVISION FOR INCOME TAXES	7,539	7,635
Provision for Income Taxes	2,251	2,354
NET INCOME	$5,288	$5,281
Average Shares Outstanding [1]:
Basic	11,770	11,675
Diluted	11,794	11,698
Per Common Share:
Basic Earnings	$0.45	$0.45
Diluted Earnings	0.45	0.45
[1] Share and per share data have been restated for the September 29, 2011 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	March 31, 2012	December 31, 2011	March 31, 2011
ASSETS
Cash and Due From Banks	$31,128	$29,598	$29,798
Interest-Bearing Deposits at Banks	106,380	14,138	47,205
Investment Securities:
Available-for-Sale	466,785	556,538	544,789
Held-to-Maturity (Approximate Fair Value of $207,779 at March 31, 2012, $159,059 at December 31, 2011 and $149,985 at March 31, 2011)	200,607	150,688	147,217
Other Investments	4,382	6,722	7,702
Loans	1,137,547	1,131,457	1,135,743
Allowance for Loan Losses	(15,053)	(15,003)	(14,745)
Net Loans	1,122,494	1,116,454	1,120,998
Premises and Equipment, Net	23,217	22,629	19,256
Other Real Estate and Repossessed Assets, Net	555	516	60
Goodwill	22,003	22,003	20,550
Other Intangible Assets, Net	4,650	4,749	4,350
Accrued Interest Receivable	6,380	6,082	7,132
Other Assets	31,788	32,567	29,347
Total Assets	$2,020,369	$1,962,684	$1,978,404
LIABILITIES
Noninterest-Bearing Deposits	$230,289	$232,038	$214,853
NOW Accounts	758,114	642,521	621,412
Savings Deposits	432,854	416,829	405,850
Time Deposits of $100,000 or More	115,161	123,668	122,157
Other Time Deposits	224,460	228,990	243,847
Total Deposits	1,760,878	1,644,046	1,608,119
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	16,652	26,293	57,762
Other Short-Term Borrowings	—	—	1,647
Federal Home Loan Bank Overnight Advances	—	42,000	—
Federal Home Loan Bank Term Advances	30,000	40,000	110,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Accrued Interest Payable	974	1,147	1,755
Other Liabilities	23,399	22,813	19,933
Total Liabilities	1,851,903	1,796,299	1,819,216
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (16,094,277 Shares Issued at March 31, 2012 and at December 31, 2011, and 15,625,512 Shares Issued at March 31, 2011)	16,094	16,094	15,626
Additional Paid-in Capital	208,808	207,600	193,733
Retained Earnings	26,291	23,947	27,020
Unallocated ESOP Shares (109,939 Shares at March 31, 2012, 117,502 shares at December 31, 2011, and 122,882 Shares at March 31, 2011)	(2,350)	(2,500)	(2,700)
Accumulated Other Comprehensive Loss	(6,872)	(6,695)	(5,439)
Treasury Stock, at Cost (4,223,687 Shares at March 31, 2012, 4,213,470 shares at December 31, 2011, and 4,101,039 shares at March 31, 2011)	(73,505)	(72,061)	(69,052)
Total Stockholders’ Equity	168,466	166,385	159,188
Total Liabilities and Stockholders’ Equity	$2,020,369	$1,962,684	$1,978,404

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Net Income	$5,288	$5,431	$5,372	$5,849	$5,281
Transactions Recorded in Net Income (Net of Tax):
Net Gain on Securities Transactions	303	—	1,069	291	327
Net Gain on Sales of Loans	216	259	132	101	31
Prepayment Penalty on FHLB Advances	—	—	(989)	—	—
Share and Per Share Data:[1]
Period End Shares Outstanding	11,761	11,763	11,796	11,696	11,745
Basic Average Shares Outstanding	11,770	11,782	11,754	11,729	11,675
Diluted Average Shares Outstanding	11,794	11,788	11,776	11,741	11,698
Basic Earnings Per Share	$0.45	$0.46	$0.46	$0.50	$0.45
Diluted Earnings Per Share	0.45	0.46	0.46	0.50	0.45
Cash Dividend Per Share	0.25	0.25	0.24	0.24	0.24
Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$30,780	$49,101	$32,855	$31,937	$35,772
Investment Securities	678,474	674,338	646,542	697,796	683,839
Loans	1,136,322	1,126,452	1,119,384	1,128,006	1,130,539
Deposits	1,683,781	1,668,062	1,554,349	1,596,876	1,564,677
Other Borrowed Funds	83,055	101,997	164,850	179,989	193,960
Shareholders’ Equity	167,849	168,293	166,514	161,680	155,588
Total Assets	1,959,741	1,963,915	1,911,853	1,961,908	1,935,409
Return on Average Assets	1.09%	1.10%	1.11%	1.20%	1.11%
Return on Average Equity	12.67%	12.80%	12.80%	14.51%	13.77%
Return on Tangible Equity[2]	15.07%	15.22%	15.19%	17.16%	16.07%
Average Earning Assets	$1,845,576	$1,849,891	$1,798,781	$1,857,739	$1,850,150
Average Paying Liabilities	1,545,098	1,547,071	1,487,923	1,559,014	1,546,849
Interest Income, Tax-Equivalent	18,810	19,179	19,884	20,500	20,822
Interest Expense	3,532	4,022	4,345	4,975	5,336
Net Interest Income, Tax-Equivalent	15,278	15,157	15,539	15,525	15,486
Tax-Equivalent Adjustment	872	832	887	944	931
Net Interest Margin [3]	3.33%	3.25%	3.43%	3.35%	3.39%
Efficiency Ratio Calculation:
Noninterest Expense	$13,146	$12,455	$14,603	$12,171	$12,319
Less: Intangible Asset Amortization	(138)	(141)	(136)	(134)	(100)
Prepayment Penalty on FHLB Advances	—	—	(1,638)	—	—
Net Noninterest Expense	$13,008	$12,314	$12,829	$12,037	$12,219
Net Interest Income, Tax-Equivalent	$15,278	$15,157	$15,539	$15,525	$15,485
Noninterest Income	6,559	6,199	7,881	6,228	5,620
Less: Net Securities Gains	(502)	—	(1,771)	(482)	(542)
Net Gross Income	$21,335	$21,356	$21,649	$21,271	$20,563
Efficiency Ratio	60.97%	57.66%	59.26%	56.59%	59.42%
Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$168,466	$166,385	$168,624	$163,589	$159,188
Book Value per Share	14.32	14.14	14.29	13.99	13.55
Intangible Assets	26,653	26,752	26,788	25,044	24,900
Tangible Book Value per Share [2]	12.06	11.87	12.02	11.85	11.43
Capital Ratios:
Tier 1 Leverage Ratio	9.10%	8.95%	9.10%	8.67%	8.66%
Tier 1 Risk-Based Capital Ratio	14.84%	14.71%	15.06%	14.76%	14.37%
Total Risk-Based Capital Ratio	16.10%	15.96%	16.31%	16.02%	15.63%
Assets Under Trust Administration and Investment Management	$1,038,186	$973,551	$925,671	$1,017,091	$1,011,618

1Share and Per Share Data have been restated for the September 29, 2011 3% stock dividend.
2Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
3Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	3/31/2012	12/31/2011	3/31/2011
Loan Portfolio
Commercial Loans	$102,153	$99,791	$97,391
Commercial Construction Loans	10,814	11,083	7,284
Commercial Real Estate Loans	234,317	232,149	232,875
Other Consumer Loans	6,470	6,318	6,156
Consumer Automobile Loans	328,676	322,375	324,500
Residential Real Estate Loans	455,117	459,741	467,537
Total Loans	$1,137,547	$1,131,457	$1,135,743
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$15,003	$14,921	$14,689
Loans Charged-off	297	251	238
Less Recoveries of Loans Previously Charged-off	67	53	74
Net Loans Charged-off	230	198	164
Provision for Loan Losses	280	280	220
Allowance for Loan Losses, End of Quarter	$15,053	$15,003	$14,745
Nonperforming Assets
Nonaccrual Loans	$5,476	$4,528	$4,296
Loans Past Due 90 or More Days and Accruing	121	1,662	93
Loans Restructured and in Compliance with Modified Terms	511	1,422	362
Total Nonperforming Loans	6,108	7,612	4,751
Repossessed Assets	45	56	60
Other Real Estate Owned	510	460	—
Total Nonperforming Assets	$6,663	$8,128	$4,811
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.08%	0.07%	0.06%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.10%	0.10%	0.08%
Allowance for Loan Losses to Period-End Loans	1.32%	1.33%	1.30%
Allowance for Loan Losses to Period-End Nonperforming Loans	246.45%	197.10%	310.36%
Nonperforming Loans to Period-End Loans	0.54%	0.67%	0.42%
Nonperforming Assets to Period-End Assets	0.33%	0.41%	0.24%